                                                                      Exhibit 11


   COMPUTATION OF PER SHARE EARNINGS
   For the quarter ended June 30, 2000


                      No. Days in      Cumulative Days                  No. Shares       Weighted Ave.
                         Month            in Year        Weighting     Outstanding        Shares Out
                      -----------      ---------------   ---------     -----------       -------------
   January                     31                   31      17.03%        5,822,222            991,697
   February                    29                   60      15.93%        5,822,222            927,717
   March                       31                   91      17.03%        5,822,722            991,782
   April                       30                  121      16.48%        5,822,722            959,789
   May                         31                  152      17.03%        5,822,822            991,799
   June                        30                  182      16.48%        5,828,281            960,706
                      -----------                        ---------                       -------------
                              182                          100.00%                           5,823,491

   Add:  fully diluted from Employee Stock Options - Year to Date                                    0
   Add:  fully diluted from conversion of preferred stock                                            0
                                                                                         -------------
   Average diluted shares outstanding at month end - year to date                            5,823,491
                                                                                         =============
   Net income (loss) for the period                                                        ($3,122,000)
   Earnings per share - diluted                                                            ($     0.54)
                                                                                         =============

   Second Quarter
   --------------

   April                 30               30                32.97%        5,822,722          1,919,579
   May                   31               61                34.07%        5,822,822          1,983,599
   June                  30               91                32.97%        5,828,281          1,921,411
                                                                                         -------------
                                                                                             5,824,589

   Add:  fully diluted from Employee stock Options - 2nd quarter                                     0
   Add:  fully diluted from conversion of preferred stock                                            0
                                                                                         -------------
   Average diluted shares outstanding at month end - 2nd quarter                             5,824,589
                                                                                         =============
   Net income (loss) for the period                                                        ($1,570,000)
   Earnings per share - diluted                                                            ($     0.27)
                                                                                         =============